                                                                 Exhibit 10.1(x)

Post-retirement care agreement

In the employment contract of 24 April 1986 between Sauer Getriebe AG and Dr. Tonio Barlage it was anticipated in ss. 6.3 of the contract that Dr. Barlage would receive post-retirement support. Accordingly, the operator of the business of Sauer Getriebe AG, Sauer-Sundstrand GmbH & Co. did, on 11 June 1987, make such an agreement.

The supervisory authority of the sole shareholder of Sauer-Sundstrand GmbH & Co, Sauer Inc. with seat in Ames, Iowa, which is responsible, is the Compensation Committee which is a sub-committee of the Board of Directors of Sauer Inc. On the recommendation of the Compensation Committee, the Board of Directors, in a meeting on 19 April 1989, re-confirmed the validity of the previous agreement and authorized the responsible officers of Sauer Inc. to undertake all steps necessary to put this post-retirement agreement into effect.

The post-retirement agreement is hereby, as part of the contract extension of the employment contract of Dr. Barlage for Sauer Inc., adapted and clarified.

--------------

Sauer-Sundstrand GmbH & Co hereby pledges itself to accord the attached agreement for support of Dr. Tonio Barlage, born 2 August 1951.

There is unanimous agreement that this agreement is subject to the laws of the Federal Republic of Germany.

Dr. Barlage has been informed that this agreement has no security from the possibility of insolvency as the emphasis of the employment of relationship, upon which this agreement is based, does not lie in the German Federal Republic. In addition the employer of Dr. Barlage has its seat of business abroad.

19 September 1996
Sauer-Sundstrand GmbH & Co


(signed Dr. Klaus Murmann)

I assent to the contents of this agreement


(signed Dr. Tonio Barlage)

Sauer Sundstrand GmbH & Co

Post-retirement Agreement

List of contents

I     Modes of execution

II    Fixed retirement limit

III   Prerequisites for pension payment

IV    Prerequisites for survivor pension

V     Amount of the pension payment

VI    Amount of the survivor pension

VII   Payment of the occupational pension

VIII  Security of the occupational pension

IX    Duties of claimants

X     Non-Forfeitability

XI    Allowance for alternative pension systems

XII   Reservation clause

Dr. Tonio Barlage
Am Hirschpark 14
22587 Hamburg

On behalf of Sauer Inc., Ames, Iowa/USA, Sauer-Sundstrand GmbH & Co., hereby makes with you the following

Post-retirement Agreement

I.    Modes of execution

1. The awarded modes of execution of the business pension scheme (in the following referred to as "occupational pension") include

      Pension                 as old age pension or disability pension

      as well as

      Survivors pension       as widows pension or orphans pension

2. The occupational pension, is earned with the fulfillment of the requirements (III, IV).

II.   Fixed retirement limit

      You will have reached the fixed retirement limit on the completion of the 60th year (of your life).

III.  Prerequisites for pension payments

1. You earn a claim to old-age pension when your service relationship with Sauer Inc. or another group company reaches or surpasses the fixed retirement limit.

2a. You earn a claim for disability pension when your service relationship with Sauer Inc. or another group company ends and you are at this time disabled. In the context of this post-retirement agreement, disabled means either incapable of gainful employment or vocational disability. This must be proved by reference to a registered doctor's certificate.

2b. The claim to disability pension will not be earned if the disability is self-inflicted.

IV.   Prerequisites for survivors pension

1a. The claim for widow's pension is gained by your surviving spouse (on your death as heir in expectancy) whilst your service relationship with Sauer Inc. or another group company exists. An additional prerequisite is that you have entered into the marriage before completion of your 60th year and that a provable marriage has existed for at least one year.

1b. The claim for orphan's pension is gained by your surviving child (as heir in expectancy) on your death.

2a. The claim to widow's pension is gained by your surviving spouse (on your death as pension recipient) when you yourself have claim to old age pension at the time of your death. Additional prerequisites are you have entered into the marriage before completion of your 60th year and that this was before gaining your claim to old age pension (II).

2b. The claim to orphan's pension is also gained (on your death as pension recipient) by your surviving child.

3     No claim to widow's pension is gained on death by suicide.


4a. Claimants to orphan pension are your legitimate, legitimated, adopted and illegitimate children. An illegitimate child is only recognized as a claimant if your paternity has been recognized by yourself or by court process (ss.ss. 1600 et seq. of the German Civil Code).

4b. A further prerequisite for claimants to orphan pension is that the child has not yet completed its 18th year. A claimant is still recognized, however, after completion of its 18th year when it can be proven that School or professional education is being pursued, or for National Service or alternative Civil Service periods. These periods are acceptable until completion of the 27th year.

V     Amount of the pension payments

1. The old age pension amounts to 60% of your last years fixed annual salary (gross salary) in accordance with 3a. of your contract of 19 September 1996 with Sauer Inc., Ames, Iowa/USA.

2. The disability pension is calculated with reference to the old-age pension of paragraph 1 above in which for each year lying between the point of your claim to disability pension (III. 2) and the completion of your 60th year is reduced by 3 1/3% (of the pension) (that is 2 percentage points of the percentage rate mentioned under 1 (i.e. the gross salary)).

      In this the missing years will be rounded; a period of 6 months or less will not be recognized, whilst a period of more than 6 months will be counted as a full year.

3a.   Against the pension the following will be offset:

(1) Payments made from the statutory or possibly the additional voluntary accident insurance scheme, to the extent that the company has participated through its contributions; by one-off payments of the insurer, the pension contribution will be the basis of this payment.

(2) Payments from the statutory pension scheme for employees, to the extent that this is based on contributions which the company has made.

(3) To the extent that you have entered into a life insurance contract through exemption from the statutory employee insurance scheme, and the company has given supplementary payments to these insurance premiums, the amount which will be offset is the amount which would have been offset in accordance with V. 3a (2) when this supplement would have been made as employer contribution to the statutory pension scheme.

(4) Possibly payments which, in the opinion of the company, relate to a duty before the attainment of the fixed retirement limit.

      In the case of (2) and (3) the amount offset in the first pension calculation will not be amended by later amendments to the statutory old-age pension as a result of index-linking.

3b.   Limitation of the amount of the pension payment

      If the monthly total of the pension payments from accident or pension insurance (excluding any child supplements) together with the pension granted by this contract exceeds 65% of the last (relevant) fixed monthly salary, then the excess amount will be offset from the pension.

VI    Amount of the survivor pension

1.    The measurement base for survivors pension is the pension according to V.

2. The widow's pension amounts to 60% of the measurement base in 1. However, should your widow be more than 15 years younger than you, then the widow's pension will be curtailed by 1/15 of its amount for each full year of age difference in excess of the 15 years.

3.    The orphan's pension amounts to

      - 10% for each fatherless child and

      - 20% for each orphan

      of the measurement base according to 1. The total of all survivor pensions, however, may not exceed 100%, that is the orphan's pension additional to the widow's pension, may not exceed 40% of the measurement base. In the case of an excess, the orphan's pensions will each be appropriately curtailed.

VII   Payment of the occupational pension

1. The occupational pension will be paid in equal monthly installments, after deduction of all taxes, at the end of the month. The first payment will follow in the month in which the claim is due (III, IV).

2. The claim to occupational pension is suspended until the end of the month for which payments from your service relationship with Sauer Inc. or another group company are earned.

3. All occupational pensions will be paid for the rest of your life, however they end

      - the claim to disability pension - with the cessation of the disability

      - the claim for widow's pension - with the remarriage of your surviving spouse

      - the claim for orphan's pension - with the cessation of the prerequisites (for qualification) as orphan (IV.4)

4. The occupational pension will be paid for the last time for the month in which the claim ceases. The revival of claims to pensions (with the exception of the regulation in III. 3) or widow's pension is not permitted.

VIII  Security of the occupational pension

1. The continuity of the occupational pension and the statutory non-forfeitability and preservation of the qualifying status should be secured against the consequences of a possible insolvency of the company through the pledge of reinsurance.

      Only the company is allowed and obliged to conclude a reinsurance of the occupational pension by means of a contract with an insurance company.

2. You are obliged to give the necessary agreement to the conclusion of an insurance contract. You must give the information requested by the insurance company and to undertake the necessary medical examinations. The failure to participate in the conclusion of the insurance contract will result in the loss of the corresponding guarantee.

IX    Duties of the claimants

1a. Whomsoever obtains a claim of the occupational pension (claimant) is obliged to make known to the company, in a timely manner and without receiving a request to do so the following information changes in the personal and family situation

            changes of name, address and postal address

1b. On request of the company a claimant must deliver a birth certificate (or other evidence).

1c. The claimant is obliged to inform the company in a timely manner and without receiving a request to do so, and, if requested prove, the following

      - the cessation of old age pension from the statutory pension scheme

      - the cessation of disability

      - the cessation of orphan's rights (IV.4)

      - the payment and amount of income and service which could lead to a curtailment or suspension of the occupational pension

1d. The claimant must, each year, give the company a tax deduction certificate (Lohnsteuerkarte).

2. The claim to occupational pension may not be assigned, pledged or loaned on security. Agreements with third parties of this nature are non-operative against the company.


3. Compensation claims against persons whose actions have resulted in an occupational pension being claimed are obliged to be assigned to the company to the extent of the occupational pension.

4. By contravention of these duties the claim on the occupational pension is suspended.

X     Non-Forfeitability

1. This pension agreement does not restrict the right to termination of the service contract.

2a. If the service relationship with Sauer Inc. or another group company has ended without a claim under the pension agreement being granted, the qualifying status for occupational pensions (Gesetz zur Verbeserung der betrieblichen Altersversorgung) is preserved in the prescribed extent.

2b. However, should the service relationship not be continued until the completion of your 60th year for reasons which you are not responsible for, the qualifying status for occupational pension is preserved in full.

2c. The payment amount for the qualifying scheme as set in (b) will be curtailed by all amounts of pension earnings gained after the termination of the service relationship with the company. For this purpose all other modes of execution (for example capital payments) will be converted into their pension equivalent. Capital amounts will be actuarially re-based using calculation bases and interest rates as used for the last evaluation of the pension obligations in the tax accounts (of the company).

3. As owner of the preserved qualifying status you will be informed of the amount which you are entitled to receive as old-age pension.

4.    The registration and preservation of proof obligations in accordance with
      IX. 1a and b should continue to be fulfilled during the period after the termination of the service relationship. A claim to occupational pension must be registered on a timely basis.

XI    Allowance for alternative pension systems

Should the company, through law, industry-wide employment agreement or from other source, be obliged to make pension arrangements or other payments for similar purposes, so will these other payments be curtailed against the occupational pension. The curtailment arrangements will then be appropriately regulated.

XII   Reservation Clause

The company reserves the right to change the pension arrangements or to curtail or to terminate the occupational pension if you undertake actions of gross misconduct or which would allow for an instant dismissal.

Neumunster 19 September 1996


(signed Dr. Klaus Murmann)